November 13, 2025

FingerMotion, Inc.

111 Somerset Road, Level 3

Singapore 238164

Re:	Form S-3 Registration Statement

Ladies and Gentlemen:

We are acting as special Delaware counsel to FingerMotion, Inc., a Delaware corporation (the “Company”), in connection with the Form S-3 Registration Statement of the Company filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2025 (the “Registration Statement”), including the prospectus contained in the Registration Statement (the “Prospectus”), relating to the resale of (i) 60,000 shares (the “Settlement Agreement Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), issued by the Company to Craig Cardillo pursuant to that certain Settlement Agreement, dated as of October 16, 2025 (the “Settlement Agreement”), by and between the Company, on the one hand, and Craig Cardillo, Woodruff Holdings, LLC and SagCove Holdings, LLC (collectively, the “Cardillo Parties”), on the other than, (ii) 4,000,000 shares (the “Dorado Warrant Shares”) of Common Stock issuable upon exercise of the 4,000,000 common stock purchase warrants (the “Dorado Warrants”) issued to Dorado Goose, LLC (“Dorado”) pursuant to that certain Consulting Services Agreement, dated as of October 20, 2025, by and between the Company and Dorado (the “Dorado Consulting Services Agreement”) and (iii) 300,000 shares (the “Sandberg Warrant Shares” and together with the Dorado Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon exercise of the 300,000 common stock purchase warrants (the “Sandberg Warrants” and together with the Dorado Warrants, the “Warrants”) issued to The Sandberg Group Intl., LLC (“Sandberg” and together with Dorado, the “Consultants”) pursuant to that certain Consulting Services Agreement, dated as of October 27, 2025, by and between the Company and Sandberg (the “Sandberg Consulting Services Agreement”). In connection with this, you have requested our opinion as to certain matters of Delaware law.

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)  the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 23, 2014, as amended by the Certificate of Designation of the Company, as filed with the Secretary of State on May 16, 2017, the Certificate of Amendment of the Company, as filed with the Secretary of State on June 21, 2017, and the Certificate of Revival of the Company, as filed with the Secretary of State on August 26, 2020 (collectively, the “Certificate of Incorporation”);

FingerMotion, Inc.

November 13, 2025

(ii)  the Amended and Restated Bylaws of the Company in effect since August 20, 2021 (the “Bylaws”);

(iii)  the Registration Statement, including the Prospectus contained in the Registration Statement;

(iv)  the Settlement Agreement;

(v)  the Dorado Consulting Services Agreement;

(vi)  the Sandberg Consulting Services Agreement (and, together with the Dorado Consulting Services Agreement, the “Consulting Agreements”);

(vii)  the Warrant Certificate representing 1,000,000 Dorado Warrants with an exercise price of $2.15 per share (the “$2.15 Dorado Warrant Certificate”);

(viii)  the Warrant Certificate representing 3,000,000 Dorado Warrants with an exercise price of $1.65 per share (the “$1.65 Dorado Warrant Certificate” and, together with the $2.15 Dorado Warrant Certificate, the “Dorado Warrant Certificates”);

(ix)  the Warrant Certificate representing the Sandberg Warrants (the “Sandberg Warrant Certificate” and, together with the Dorado Warrant Certificates, the “Warrant Certificates” and, the Warrant Certificates together with the Registration Statement, the Settlement Agreement, the Dorado Consulting Services Agreement and the Sandberg Consulting Services Agreement, the “Transaction Documents”);

(x)  a certificate of an officer of the Company (including the resolutions of the board of directors of the Company (the “Board” and such Board resolutions, the “Board Resolutions”) and the other documents and materials attached thereto and certified therein), dated the date hereof, as to certain matters (the “Officer’s Certificate”); and

(xi)  a certificate of the Secretary of State, dated on or about the date hereof, as to the good standing of the Company.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (i) through (xi) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (i) through (xi) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

FingerMotion, Inc.

November 13, 2025

For purposes of this opinion, we have assumed: (i) the legal capacity of each natural person who is a signatory to the Transaction Documents; (ii) that each of the parties to each of the Transaction Documents is duly organized, validly existing and in good standing under the laws of the jurisdiction governing its organization; (iii) that each of the parties to each of the Transaction Documents has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder; (iv) that each of the Transaction Documents constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms; (v) each of the Transaction Documents has been duly authorized, executed and delivered by each of the parties thereto; (vi) that the Settlement Agreement Shares were issued to the Cardillo Parties pursuant to and in accordance with the Settlement Agreement and the Board Resolutions, and the Warrants were issued to the Consultants pursuant to and in accordance with the terms of the applicable Consulting Agreements, the applicable Warrant Certificates, and the Board Resolutions; (vii) that, prior to the issuance of the Settlement Agreement Shares, the Company received the consideration therefor specified in the Board Resolutions and the Settlement Agreement and such consideration was greater than the par value of such Settlement Agreement Shares, and, prior to or contemporaneous with the issuance of the Warrant Shares upon the exercise of the Warrants, the Company shall have received the consideration therefor specified in the Board Resolutions and any applicable Transaction Documents; (viii) that as of the time of the issuance of the Settlement Agreement Shares, or as of the time of any issuance of Warrant Shares upon the exercise of any Warrants, the issuance of such Settlement Agreement Shares or Warrant Shares (together, the “Shares”) were or will be, as applicable, duly recorded in the stock ledger of the Company and that, upon the issuance of any such Shares, either (a) one or more stock certificates representing such Shares containing all legends required by Section 151(f) of the General Corporation Law of the State of Delaware (the “DGCL”) were or will be, as applicable, duly executed and delivered by the officers of the Company entitled to execute stock certificates to reflect the issuance of such Shares or (b) if such Shares are uncertificated or will be uncertificated, as applicable, pursuant to a duly adopted resolution by the Board, a duly authorized officer of the Company has delivered or will deliver, as applicable, to the record holders of such Shares the notice required by Section 151(f) of the DGCL and such notice did or will include, as applicable, any notices or legends required by Section 202 of the DGCL; (ix) that at the time the Settlement Agreement Shares were issued, and at the time any Warrant Shares are issued upon the exercise of any Warrants, the aggregate number of shares of Common Stock then issued, subscribed for or otherwise committed for issuance did not or will not, as applicable, exceed the number of shares of Common Stock the Company is then authorized to issue under the Certificate of Incorporation; (x) that (a) the Exercise Price of each Warrant (as such term is defined and used in the applicable Warrant Certificate), as may be adjusted from time to time, will never be less than the aggregate par value of the Warrant Shares issuable upon the exercise of such Warrant for payment of the Exercise Price and (b) each of the Warrant Shares are issued, delivered and paid for upon the exercise of the Warrants pursuant to and in accordance with the terms of the Warrant Certificate representing such Warrants, any other applicable Transaction Documents relating thereto, and the Board Resolutions; and (xi) that neither any party to any of the Transaction Documents nor any person or entity acquiring or receiving any Warrant Shares upon the exercise of any Warrants is an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

FingerMotion, Inc.

November 13, 2025

We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their respective contents.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.  The Settlement Agreement Shares were duly authorized for issuance by the Company, and are validly issued, fully paid and non-assessable under the DGCL.

2.  The Warrant Shares issuable upon the exercise of the Warrants have been duly authorized for issuance by the Company and, when issued upon the exercise of the Warrants in accordance with the terms of the applicable Warrant Certificate and other applicable Transaction Documents and the Board Resolutions, will be validly issued, fully paid and non-assessable under the DGCL.

The foregoing opinion is subject to the following exceptions, limitations and qualifications:

A.  We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the laws of the State of Delaware currently in effect, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 73-101 et seq., or any rules or regulations promulgated thereunder.

B.  Our opinion as set forth above does not encompass any agreement or document referred to, annexed or attached to or incorporated by reference into the Transaction Documents.

This opinion speaks only as of the date hereof, and we shall have no obligation to update this opinion in any respect after the date hereof, including with respect to changes in law occurring on or after the date hereof.

FingerMotion, Inc.

November 13, 2025

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Legal Matters”. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Richards Layton & Finger, P.A.

RBG/AGB